EXHIBIT 99.1
News Release

Contacts:
Media – Lisa H. Jester, Corporate Manager, Communications and Public Relations (513) 425-2510
Investors – Douglas O. Mitterholzer, General Manager, Investor Relations (513) 425-5215

AK Steel Announces Financial Results for Third Quarter 2017
Financial Results In Line with Guidance

WEST CHESTER, OH, October 31, 2017 – AK Steel (NYSE: AKS) today reported its financial results for the third quarter of 2017.

3rd Quarter 2017 Highlights

•	Precision Partners acquisition completed

•	Successful refinancing of 2022 senior notes

•	$1.35 billion revolving credit facility extended until September 2022

•	Planned maintenance outages on schedule

•	Net loss of $5.8 million, inclusive of $13.1 million for acquisition and debt refinancing costs

AK Steel reported a net loss of $5.8 million, or $0.02 per diluted share of common stock, for the third quarter of 2017, compared to net income of $50.9 million, or $0.21 per diluted share, for the third quarter of 2016. The third quarter of 2017 included $4.7 million of costs related to the acquisition of Precision Partners and $8.4 million of costs related to refinancing long-term debt. In the third quarter of 2016, the company incurred $6.8 million of costs for debt refinancing.
The company’s adjusted EBITDA (as defined in the “Non-GAAP Financial Measures” section below) was $69.2 million, or 4.6% of net sales, for the third quarter of 2017, which includes costs associated with the Precision Partners acquisition and debt refinancing. This compared to adjusted EBITDA of $156.6 million, or 10.8% of net sales, for the year ago third quarter.
“Our financial results for the third quarter are in line with the guidance we provided in July. We are particularly pleased to have completed the acquisition of Precision Partners during the quarter as we execute on our downstream strategy,” said Roger K. Newport, Chief Executive Officer of AK Steel. “Our ongoing efforts to strengthen our balance sheet continued during the quarter with the successful refinancing of our 2022 senior notes and extension of our credit facility. These actions position us well for the future.”
Net sales increased 3% to $1.49 billion for the third quarter of 2017 from $1.45 billion for the third quarter of 2016. Third quarter flat-rolled steel shipments declined 2% to 1,368,600 tons from 1,397,900 tons in the third quarter a year ago, primarily as a result of softer automotive market demand. Average selling price per flat-rolled steel ton increased 2% to $1,021 from $1,001 in the same quarter a year ago, primarily as a result of a higher average selling price on both contract and spot market sales and higher surcharges on specialty steels.
Higher raw material costs, particularly for scrap, chrome, zinc and other alloys, contributed to the decline in results compared to the third quarter a year ago. Results for the third quarter of 2017 included a LIFO charge of $49.0 million, which was a $73.2 million year-over-year change from a LIFO credit of $24.2 million in the third quarter a year ago.
Costs for planned maintenance outages for the third quarter of 2017 were $8.5 million, as compared to $16.9 million from the same quarter a year ago.

Nine-Month Results
For the first nine months of 2017, the company reported net income of $117.9 million, or $0.37 per diluted share, compared to net income of $54.6 million, or $0.26 per diluted share, in the corresponding nine months of 2016. Included in the results for the nine months ended September 30, 2017 were $21.5 million of costs related to debt refinancing and $6.2 million for costs related to the Precision Partners acquisition. For the corresponding nine months of 2016, debt refinancing costs were $9.4 million.
Sales for the first nine months of 2017 were $4.58 billion, a 3% increase from sales of $4.46 billion in the same period a year ago. Flat-rolled steel shipments for the first nine months of 2017 were 4,259,100 tons compared to 4,550,900 tons in the first nine months of 2016. The reduction in shipments was primarily a result of continued efforts to reduce sales of lower margin products, as well as a decrease in automotive market demand. The company’s average selling price for the first nine months of 2017 was $1,022 per flat-rolled steel ton, an 8% increase from $946 per ton for the first nine months of 2016. The higher sales reflect an increase in average selling price on both contract and spot market sales, higher surcharges on specialty steel, and an improved product mix.
Adjusted EBITDA for the first nine months of 2017 was $354.1 million, as compared to adjusted EBITDA of $337.0 million for the same period last year. The company’s adjusted EBITDA margin as a percent of net sales improved to 7.7% for the first nine months of 2017 from 7.5% for the same period a year ago. The improvement was principally driven by the company’s strategy to focus on higher margin products, optimize its manufacturing footprint, and maintain its focus on cost control.
The first nine months of 2017 included LIFO charges of $108.3 million, which was a $124.1 million change from LIFO credits of $15.8 million in the comparable period for 2016. The company recorded costs of $38.2 million during the first nine months of 2017 for planned maintenance outages, compared to $40.0 million during the first nine months of 2016.

Iron Ore Derivatives
The company routinely uses iron ore derivatives to reduce the volatility in the cost of its iron ore purchases. Historically, these derivatives qualified for hedge accounting—meaning that gains and losses on derivatives were reflected in the company’s financial results in the same period that the hedged iron ore purchases affected earnings. Beginning in the third quarter of 2016, the company’s iron ore derivatives no longer qualify for hedge accounting treatment. Therefore, adjustments to mark these derivatives to fair value each period are recognized immediately in the company’s financial results, versus being recognized in the period that iron ore purchases affect earnings.
In the third quarter of 2017, the fair value of the company’s iron ore derivatives increased due to an increase in the market price of iron ore from June 2017, which resulted in the company recognizing mark-to-market gains of $4.0 million in its third quarter results. The company has net mark-to-market gains of $11.9 million in its results for the first nine months of 2017. Not included in the financial results for the third quarter and first nine months of 2017 were $9.3 million and $29.6 million of realized gains from iron ore derivative contracts that settled during these periods, as those gains were recognized in prior periods as a result of the change in hedge accounting treatment.

Acquisition of Precision Partners
On August 4, 2017, the company acquired 100% of the equity of Precision Partners, which provides engineering, tooling, die design and hot- and cold-stamped steel components for the automotive market. Precision Partners is headquartered in Ontario, Canada and has more than 1,000 employees, including approximately 300 engineers and skilled tool makers, across eight plants in Ontario, Alabama and Kentucky. The company acquired Precision Partners to advance its core focus on the high-growth automotive lightweighting market and its prominent position in advanced high strength steels, further strengthen close collaboration with automotive market customers, and leverage both companies’ research and innovation in materials and metals-forming. The condensed consolidated financial statements reflect the effects of the acquisition and Precision Partner’s financial results beginning August 4, 2017.
The initial purchase price was $360.9 million, net of cash acquired, and was paid with cash on hand and borrowings under the company’s credit facility. The purchase price is subject to a customary working capital adjustment based on the final closing date net working capital. For the three and nine months ended

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September 30, 2017, the company incurred acquisition costs of $4.7 million and $6.2 million. Acquisition costs are primarily comprised of transaction fees and direct costs, including professional fees. These costs are included in selling and administrative expenses in the condensed consolidated statements of operations.

New Credit Facility
In September 2017, the company entered into a new $1,350.0 million revolving credit facility which expires in September 2022. The new credit facility replaced the company’s previous $1,500.0 million revolving credit facility, which was set to expire in March 2019, and is secured by the same classes of assets as the replaced credit facility. The company ended the third quarter of 2017 with total liquidity of $929.5 million, consisting of cash and cash equivalents and $865.3 million of availability under the company’s revolving credit facility.

Senior Notes Offering and Debt Redemption
In August 2017, the company issued $280.0 million of 6.375% senior unsecured notes due 2025. Through a concurrent tender offer for its 8.375% senior unsecured notes due 2022, and subsequent redemption, the company retired all $279.8 million in principal of the 2022 notes in the third quarter of 2017. Included in other income (expense) in the third quarter of 2017 was $8.4 million of expense related to the debt redemption. The company recorded other expense of $21.5 million in the first nine months of 2017 related to this and earlier transactions for the issuance and redemption of notes.

AK Steel
AK Steel is a leading producer of flat-rolled carbon, stainless and electrical steel products, primarily for the automotive, infrastructure and manufacturing, electrical power generation and distribution markets. Through its subsidiaries, the company also provides customer solutions through carbon and stainless steel tubing products, die design and tooling, and hot and cold stamping. Headquartered in West Chester, Ohio (Greater Cincinnati), the company employs approximately 9,400 men and women at manufacturing operations across seven states (Alabama, Indiana, Kentucky, Michigan, Ohio, Pennsylvania and West Virginia), as well as Canada and Mexico.  Additional information about AK Steel is available at www.aksteel.com.

Forward Looking Statements
Certain statements made or incorporated by reference in this earnings release reflect management’s estimates and beliefs and are intended to be “forward-looking statements” identified in the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “expects,” “anticipates,” “believes,” “intends,” “plans,” “estimates” and other similar references to future periods typically identify forward-looking statements.
The company cautions readers that forward-looking statements reflect the company’s current beliefs and judgments, but are not guarantees of future performance or outcomes. They are based on a number of assumptions and estimates that are inherently affected by economic, competitive, regulatory, and operational risks, uncertainties and contingencies that are beyond the company’s control, and upon assumptions about future business decisions and conditions that may change.
Forward-looking statements are only predictions and involve risks and uncertainties, resulting in the possibility that actual events or performance will differ materially from such predictions as a result of certain risk factors. Such factors that could cause our actual results and financial condition to differ materially from the results contemplated by such forward-looking statements include reduced selling prices, shipments and profits associated with a highly competitive and cyclical industry; domestic and global steel overcapacity; changes in the cost of raw materials and energy; the company’s significant amount of debt and other obligations; severe financial hardship or bankruptcy of one or more of the company’s major customers or key suppliers; the company’s significant proportion of sales to the automotive market; reduced demand in key product markets due to competition from aluminum or other alternatives to steel; excess inventory of raw materials; supply chain disruptions or poor quality of raw materials; production disruption or reduced production levels; the company’s healthcare and pension obligations; not reaching new labor agreements on a timely basis; major litigation, arbitrations, environmental issues and other contingencies; regulatory compliance and changes; climate change and greenhouse gas emission limitations; conditions in the financial, credit, capital and banking markets; the company’s use of derivative contracts to hedge commodity pricing volatility; potential permanent idling of facilities; inability to fully realize benefits of margin enhancement initiatives; information technology security

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threats and cybercrime; that we will not integrate Precision Partners successfully; and that potential growth opportunities, accretion to earnings and cash flow and other anticipated benefits and opportunities from the Precision Partners acquisition, such as providing enhanced customer solutions and accelerated research and innovation, may not be fully realized or may take longer to realize than expected; as well as those risks and uncertainties discussed in more detail in the company’s Annual Report on Form 10-K for the year ended December 31, 2016, as updated in subsequent Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K filed with or furnished to the Securities and Exchange Commission. As such, the company cautions readers not to place undue reliance on forward-looking statements, which speak only to the company’s plans, assumptions and expectations as of the date hereof. The company undertakes no obligation to publicly update any forward-looking statement, except as required by law.

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AK STEEL HOLDING CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(Dollars and shares in millions, except per share and per ton data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Flat-rolled steel shipments (000 tons)	1,368.6	1,397.9	4,259.1	4,550.9
Selling price per flat-rolled steel ton	$1,021	$1,001	$1,022	$946

Net sales	$1,494.3	$1,452.9	$4,584.9	$4,463.9

Cost of products sold	1,347.0	1,194.1	4,001.5	3,884.6
Selling and administrative expenses	67.7	80.0	204.0	205.7
Depreciation	58.0	53.7	168.2	161.7
Pension and OPEB expense (income)	(16.2)	(5.7)	(48.6)	(29.5)
Total operating costs	1,456.5	1,322.1	4,325.1	4,222.5
Operating profit	37.8	130.8	259.8	241.4
Interest expense	37.5	40.3	115.1	124.5
Other income (expense)	(7.8)	(7.0)	(19.2)	(5.6)
Income (loss) before income taxes	(7.5)	83.5	125.5	111.3
Income tax expense (benefit)	(18.8)	14.6	(40.9)	4.1
Net income	11.3	68.9	166.4	107.2
Less: Net income attributable to noncontrolling interests	17.1	18.0	48.5	52.6
Net income (loss) attributable to AK Steel Holding Corporation	$(5.8)	$50.9	$117.9	$54.6
Net income (loss) per share attributable to AK Steel Holding Corporation:
Basic	$(0.02)	$0.21	$0.37	$0.26
Diluted	$(0.02)	$0.21	$0.37	$0.26
Weighted-average shares outstanding:
Basic	314.3	237.5	314.2	210.6
Diluted	314.3	238.4	321.1	211.4

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AK STEEL HOLDING CORPORATION
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(Dollars in millions, except per share amounts)

	September 30, 2017	December 31, 2016
ASSETS
Current assets:
Cash and cash equivalents	$69.3	$173.2
Accounts receivable, net	563.4	442.0
Inventory, net	1,184.1	1,113.9
Other current assets	115.6	94.6
Total current assets	1,932.4	1,823.7
Property, plant and equipment	6,745.3	6,569.0
Accumulated depreciation	(4,720.7)	(4,554.6)
Property, plant and equipment, net	2,024.6	2,014.4
Goodwill and intangible assets	312.8	32.8
Other non-current assets	189.5	165.1
TOTAL ASSETS	$4,459.3	$4,036.0

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$718.0	$589.9
Accrued liabilities	245.1	234.1
Current portion of pension and other postretirement benefit obligations	41.3	41.3
Total current liabilities	1,004.4	865.3
Non-current liabilities:
Long-term debt	2,098.2	1,816.6
Pension and other postretirement benefit obligations	1,011.8	1,093.7
Other non-current liabilities	168.4	148.4
TOTAL LIABILITIES	4,282.8	3,924.0

EXCHANGEABLE NOTES EXCHANGE FEATURE	—	21.3
Equity:
Common stock, authorized 450,000,000 shares of $0.01 par value each; issued 315,745,678 and 314,739,500 shares in 2017 and 2016; outstanding 314,848,092 and 314,160,557 shares in 2017 and 2016	3.2	3.1
Additional paid-in capital	2,883.7	2,855.4
Treasury stock, common shares at cost, 897,586 and 578,943 shares in 2017 and 2016	(5.4)	(2.4)
Accumulated deficit	(2,946.9)	(3,064.8)
Accumulated other comprehensive loss	(111.3)	(63.5)
Total stockholders’ equity (deficit)	(176.7)	(272.2)
Noncontrolling interests	353.2	362.9
TOTAL EQUITY	176.5	90.7
TOTAL LIABILITIES AND EQUITY	$4,459.3	$4,036.0

Note: The company completed its acquisition of PPHC Holdings, LLC on August 4, 2017. The initial purchase price allocation is preliminary and is subject to the completion of several items, including consideration of final valuations and the final determination of post-closing purchase price adjustments relating to working capital.

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AK STEEL HOLDING CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(Dollars in millions)

	Nine Months Ended September 30,
	2017	2016
Cash flows from operating activities:
Net income	$166.4	$107.2
Depreciation	155.8	150.8
Depreciation—SunCoke Middletown	12.4	10.9
Amortization	17.9	14.3
Deferred income taxes	(36.1)	6.1
Pension and OPEB expense (income)	(48.6)	(29.5)
Contributions to pension trust	(38.1)	—
Other pension payments	(0.7)	(32.6)
Other postretirement benefit payments	(30.0)	(24.3)
Changes in working capital	(44.1)	37.5
Other operating items, net	(0.9)	47.5
Net cash flows from operating activities	154.0	287.9

Cash flows from investing activities:
Capital investments	(88.7)	(81.9)
Investment in acquired business, net of cash acquired	(360.9)	—
Other investing items, net	4.2	2.2
Net cash flows from investing activities	(445.4)	(79.7)

Cash flows from financing activities:
Net borrowings (payments) under credit facility	415.0	(360.0)
Proceeds from issuance of long-term debt	680.0	380.0
Redemption of long-term debt	(821.8)	(392.8)
Proceeds from issuance of common stock	—	249.4
Debt issuance costs	(25.0)	(20.4)
SunCoke Middletown distributions to noncontrolling interest owners	(58.2)	(63.2)
Other financing items, net	(2.5)	(0.3)
Net cash flows from financing activities	187.5	(207.3)

Net increase (decrease) in cash and cash equivalents	(103.9)	0.9
Cash and cash equivalents, beginning of period	173.2	56.6
Cash and cash equivalents, end of period	$69.3	$57.5

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AK STEEL HOLDING CORPORATION
NON-GAAP FINANCIAL MEASURES
(Unaudited)
(Dollars in millions)

In certain of its disclosures in this news release, the company has reported adjusted EBITDA and EBITDA margin that exclude the effects of noncontrolling interests. EBITDA is an acronym for earnings before interest, taxes, depreciation and amortization. It is a metric that is sometimes used to compare the results of different companies by removing the effects of different factors that might otherwise make comparisons inaccurate or inappropriate. For purposes of this news release, the company has made adjustments to EBITDA to exclude the effect of noncontrolling interests. The adjusted results, although not financial measures under generally accepted accounting principles (“GAAP”) and not identically applied by other companies, facilitate the ability to analyze the company’s financial results in relation to those of its competitors and to the company’s prior financial performance by excluding items that otherwise would distort the comparison.  Adjusted EBITDA and adjusted EBITDA margin are not, however, intended as alternative measures of operating results or cash flow from operations as determined in accordance with GAAP and are not necessarily comparable to similarly titled measures used by other companies.

Neither current nor potential investors in the company’s securities should rely on adjusted EBITDA or adjusted EBITDA margin as a substitute for any GAAP financial measure and the company encourages current and potential investors to review the following reconciliation of adjusted EBITDA.

Reconciliation of Adjusted EBITDA

(dollars in millions, except per ton)	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Net income (loss) attributable to AK Steel Holding	$(5.8)	$50.9	$117.9	$54.6
Net income attributable to noncontrolling interests	17.1	18.0	48.5	52.6
Income tax expense (benefit)	(18.8)	14.6	(40.9)	4.1
Interest expense	37.5	40.3	115.1	124.5
Interest income	(0.5)	(0.3)	(1.3)	(1.2)
Depreciation	58.0	53.7	168.2	161.7
Amortization	2.8	1.1	7.6	4.2
EBITDA	90.3	178.3	415.1	400.5
Less: EBITDA of noncontrolling interests (a)	21.1	21.7	61.0	63.5
Adjusted EBITDA (b)	$69.2	$156.6	$354.1	$337.0
Adjusted EBITDA margin	4.6%	10.8%	7.7%	7.5%

(a)    The reconciliation of EBITDA of noncontrolling interests to net income attributable to noncontrolling interests is as follows:

(dollars in millions)	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Net income attributable to noncontrolling interests	$17.1	$18.0	$48.5	$52.6
Depreciation	4.0	3.7	12.5	10.9
EBITDA of noncontrolling interests	$21.1	$21.7	$61.0	$63.5

(b)	Included in adjusted EBITDA for the three and nine months ended September 30, 2017, were $4.0 million and $11.9 million of unrealized gains on iron ore derivatives.

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AK STEEL HOLDING CORPORATION
FLAT-ROLLED STEEL SHIPMENTS
(Unaudited)
(Tons in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Tons Shipped by Product
Stainless/electrical	197.1	212.2	617.5	663.1
Coated	726.8	758.1	2,269.9	2,414.6
Cold-rolled	244.1	219.3	732.0	777.9
Hot-rolled	164.9	168.7	527.3	573.0
Secondary	35.7	39.6	112.4	122.3
Total shipments	1,368.6	1,397.9	4,259.1	4,550.9

Shipments by Product (%)
Stainless/electrical	14%	15%	14%	15%
Coated	53%	54%	53%	53%
Cold-rolled	18%	16%	18%	17%
Hot-rolled	12%	12%	12%	12%
Secondary	3%	3%	3%	3%
Total shipments	100%	100%	100%	100%

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